UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Steel Connect, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2921333
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 32nd Floor
New York New York	10022
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series D Junior Participating Preferred Stock	Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement of Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

Title of class

Explanatory Note

This Form 8-A/A (Amendment No. 2) is being filed by Steel Connect, Inc. (the “Company”) to update the disclosure in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 19, 2018 (the “Form 8-A”).

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended and supplemented as follows:

Amendment of Rights Agreement

On January 8, 2024, the Company amended its Tax Benefits Preservation Plan, dated as of January 19, 2018, as amended on January 8, 2021 (the “Plan”), by and between the Company and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), as rights agent, to extend the term of the Plan to January 8, 2027 (subject to earlier expiration, immediately following the certification of votes of the Company’s next annual meeting of stockholders, which shall be no later than January 8, 2025, unless the amended Plan is then approved by the requisite vote of stockholders, or on such other date as described in the amended Plan).

The foregoing summary of the terms of the amendment to the Plan does not purport to be complete and is qualified in its entirety by the full text of the amendment, a copy of which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2. Exhibits.

Item 2 of the Form 8-A is hereby amended and supplemented as follows:

Exhibit Number	Description
4.2	Amendment to Tax Benefits Preservation Plan, dated as of January 8, 2024, by and between the Company and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 8, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

STEEL CONNECT, INC.
Date: January 8, 2024
	By:	/s/ Ryan O’Herrin
		Name:	Ryan O’Herrin
		Title:	Chief Financial Officer

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